Exhibit 99.4

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO
November 3, 2004

Thank you John and good morning everyone.

Issues pertaining to steel continued to be a major challenge for our company during the 3rd quarter. In situations where we sold products with firm prices and our steel costs increased dramatically, we have been caught in a short-term bind. I’ll take a few minutes to provide more detail.

As you know, the world-wide shortage of steel combined with consolidation in the U.S. steel industry has put North American steel producers in the driver’s seat. They currently establish prices, terms and conditions for selling their products. Last year, we negotiated fixed priced purchase agreements with several of our primary steel suppliers. Based on these agreements, we sold a number of products at fixed prices. This has been our standard practice for years. Unfortunately, when raw materials for steel increased abnormally in cost, a few of our primary steel suppliers informed us that they expected us to pay surcharges. Since we don’t have any options other than to purchase their steel, we were forced to absorb the extra costs. We also purchase a portion of our steel from secondary steel suppliers. Secondary steel suppliers purchase steel directly from the primary mills and provide further processing for us. These suppliers also increased their prices significantly. These came as additional unexpected increases in our costs.

During the 3rd quarter we performed a detailed profitability analysis of the orders in our backlog with fixed prices. Our North American railcar business has by far the largest fixed priced backlog. We assume that our current material costs will be applicable at the time we produce these orders. As a result of our profitability analysis and in compliance with generally accepted accounting practices, during the 3rd quarter we reported additional losses on future shipments. If our prices fluctuate prior to the time we produce the fixed priced orders in our backlog, we will readjust our calculations. Since we have a number of fixed priced orders in our backlog with low margins, a significant price increase could cause us to have to report additional losses. On the flipside, if we have price reductions, we will increase our earnings. Until we work through our fixed priced backlog, we will be performing these types of adjustments. Jim Ivy will provide more details in his report.

We have had several people ask us why we don’t consider purchasing a portion of our materials at current prices in order to cap our costs. Since a portion of our steel purchases have stair-stepped price increases occurring over the next few quarters, this would be a logical tactic to deploy. Unfortunately, the primary mills have placed limitations on the amount of the lower priced steel we can purchase. As I stated earlier, it is definitely a seller’s market.

It is also important to note that a large portion of the steel we purchase is in the form of steel plate. News articles usually refer to the price of sheet steel rather than plate steel. Lately, the news media has reported that the price of steel has started a modest decline or is flat. In most instances, they are referring to sheet steel. Steel plate continues to be in short supply and the price has not declined.

Last spring, when we were informed that our steel prices were increasing, we immediately responded by raising our product prices. We also began incorporating escalation clauses into our long term sales agreements. The effectiveness of our escalation clauses have improved as we have gained more experience using them. We are not quoting long-term prices for our products without escalation clauses or having rock solid agreements with our suppliers. We’ve learned several hard lessons during the past 9 months and we don’t plan on repeating them.

In summary:

•	We have stabilized our steel supply sources.

•	We have either established new pricing arrangements with key steel suppliers or we are in the final stages of negotiating new agreements.

•	We don’t expect any new steel pricing surprises from our suppliers unless some unforeseen event occurs.

•	And finally, I’m pleased to inform you that our third quarter sales contracts met new pricing objectives established earlier this year. They cover our current steel costs and if necessary, include escalation clauses. Jim Ivy will provide more detailed information about the quality of our railcar backlog from a pricing point of view.

At this point, I’ll provide a brief operational overview of our non-rail businesses and then conclude with our rail businesses. Steve Menzies will provide some comments on the rail market and an update on our Leasing Company’s performance.

Our construction businesses performed well during the 3rd quarter. They improved substantially when compared to the first two quarters. In fact, during the 3rd quarter, this segment recorded operating profit that exceeded the first half of the year. Each of our construction-related businesses also improved its year-over-year performance for the quarter, except for our bridge structure businesses, which was impacted by rising steel prices. Raw material shortages and price increases along with rising transportation costs are affecting our margins in our concrete business. Additionally, we are experiencing aggregate shortages in areas where we depend on rail shipments. We continue to work with the railroads to address this problem. Fortunately, demand for concrete and aggregates remains strong in the markets we serve in the Southwest.

Our highway safety business is performing well. Business volume and margins improved on a year-over-year comparison basis. The improvement is due to increased sales in our proprietary line of products coupled with a continued demand for our standard products at prices which reflect the current steel market conditions. Our access to steel also helps us generate a portion of our sales. Our pipe fitting business is continuing to experience a nice rebound and recognizing the cost benefits of previous plant consolidations. We have a good backlog of orders in this business at decent prices. We are beginning to see some improvement in our bridge steel business. Our new prices in this business reflect our current steel costs. We are fortunate that we didn’t get caught with a large, fixed-price backlog in this business. As we transition into the fall and winter, we normally see our sales decrease in our construction-related businesses as a result of weather conditions. While these businesses are currently performing well, we believe the passage of a new highway bill will offer improved results.

During the 3rd quarter, our industrial products group continued to perform better than it did during the same quarter of last year. The steps we took a year ago to address our cost structure in our industrial manufacturing business are paying off. Our propane tank business normally operates with a short-term backlog, enabling us to price our products based on current steel costs. We converted some of our large storage tank manufacturing capacity to produce wind tower structures and now have a nice backlog of orders for wind towers that also reflect current steel prices.

Our barge group continued to be affected by steel prices and litigation expenses during the 3rd quarter. Jim Ivy will provide specific financial data on this during his update. Our tank barge business has extended its backlog into the summer of ‘05 and we are continuing to receive inquiries for additional tank barges. Our hopper barge customers tell us they need additional hopper barges, but the order levels have been low. The daily rental rates for hopper barges remain strong, reflecting steady demand for shipments by hopper barge. I’m very pleased to report we recently sold our first batch of hopper barges at new pricing levels. Our current backlog for hopper barge orders carries us through the lst quarter of 2005. We are considering producing a limited number of barges for our leasing company. Discovery and pre-trial proceedings continue in our barge litigation.

Our European railcar business shipped approximately 330 units during the 3rd quarter, half of what we shipped in the 2nd quarter. The decrease was in large part due to a two-week shut down of production lines in our Romanian plant for maintenance purposes. Our 4th quarter shipments should be close to the quantity we shipped in the 2nd quarter. During the 4th quarter, we expect to break even. For the year, we expect our European railcar business to make a small profit.

The demand for railcars in Europe is very light and the market is highly competitive. Until demand increases, our quarterly earnings will fluctuate from small losses to small profits. This has proven true during the last few quarters with the quarterly result generally tied to the size and mix of our backlog. We expect the financial results of the lst quarter of 2005 to be comparable to the 3rd quarter of 2004 because of volume and mix issues.

Our North American railcar businesses’ earnings were mostly affected by material-related issues during the 3rd quarter. Earlier, I mentioned the effects of steel price increases. We also experienced across-the-board price increases in the basic materials we use to manufacture railcars. This is representative of inflationary increases most manufacturers are experiencing in their basic raw materials and supplies. It seems like every vendor is trying to get on the band wagon of increasing prices. Our sourcing personnel are challenged to contain miscellaneous price increases.

In addition, we continued to have spot material shortages and a small amount of defective materials. The bottlenecks in the railcar supply chain are causing a significant portion of our inefficiencies. We chart material delivery performance on a monthly basis. From March through July of this year, 50% of our material deliveries were not made according to our suppliers’ promises. In August we saw a slight improvement with 60% of our materials delivered as promised. In September, the quality of deliveries improved to 70%. We are hopeful this trend will continue.

The demand for railcars in North America during the 3rd quarter remained strong. Steve Menzies will provide information pertaining to industry order levels. We set a goal to increase our production by targeting tack-on type orders. Our market share improved during the 3rd quarter and we received a variety of orders that extended our production lines. With our current backlog, we should be able to minimize our line changeovers and other situations that complicate production. We were very successful in restarting a railcar manufacturing plant in Texas. We shipped the first car from the plant in May. At this time we are producing 50 units per week in this facility.

We continue to believe there will be a long-term demand for railcars in North America driven by replacement factors. According to Global Research’s latest statistics there are approximately 800,000 railcars in the North American fleet over the age of 20. We expect the market demand to remain relatively strong for several years rather than a short-term spike in demand. The strength of the 3rd quarter order levels reinforces the fact that a full-fledged recovery is underway. We expect to ship between 14,000 and 15,000 railcars this year, which represents a 68% to 80% increase over our shipments in 2003.

Here are a few key statistics pertaining to orders and shipments during the 3rd quarter. Our backlog of orders for railcars in North America increased 13.0% to more than 19,800 units over the second quarter. Our shipments increased approximately 30% over the 2nd quarter, to approximately 4,150 units. Our quarterly revenue increased in our North American railcar group over the 2nd quarter by $70 million. Thirteen per cent of our shipments were to customers of our Leasing Company. As a comparison, during the 3rd quarter of ‘02 we shipped approximately 1200 units. During the 3rd quarter of ‘03 we shipped 88% more or 2200 units. As I stated earlier, during the 3rd qtr of ‘04 we shipped 4150 units. On a forward looking basis, we expect our shipments during the 4th quarter to be between 4,000 and 4,500 units. We expect to continue to increase our production to a range between 5,000 to 5,500 units per quarter between the lst quarter and the middle of next summer. As you can see, we have a tremendous ability to increase our production levels. It is difficult for us to make an exact shipment prediction because of the supply chain issues.

Since our railcar group is confronted with a variety of challenges, I recently visited with our Board and we felt it would be in Trinity’s best interest for me to become more directly involved in the railcar business. As a result, we eliminated the position of CEO of our rail group.

At this point I’ll turn it over to Steve Menzies for his comments.